Exhibit 5


GOODMAN AND CARR LLP                                             Jay Goldman
Barristers and Solicitors                          Direct Line: 416.595.2409
Suite 2300, 200 King Street West            E-mail: jgoldman@goodmancarr.com
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Toronto, Ontario
Canada  M5H 3W5

April 10, 2003

The Board of Directors of Altair Nanotechnologies Inc.
1725 Sheridan Avenue
Suite 140
Cody, Wyoming  82414


Dear Sirs/Mesdames:


Re:      Registration Statement on Form S-8


On March 24, 2003, the Board of Directors of Altair Nanotechnologies Inc. (the "Corporation") approved an amendment to the Corporation's 2002 Wage Stock Purchase Plan (the "Plan"), whereby the number of shares of Corporation common stock authorized for issuance under the Plan was increased from 500,000 to 1,000,000 (the "Amendment"). We have acted as Ontario counsel to the Corporation in connection with the preparation of the Corporation's Registration Statement on Form S-8 (the "Registration Statement") registering the additional 500,000 shares of Corporation Common Stock issuable under the Plan pursuant to the Amendment. In connection with the opinions hereinafter expressed, we have conducted or caused to be conducted such searches as we have considered necessary, advisable or relevant. We have also prepared or examined all such documents, corporate records of the Corporation, certificates of officers of the Corporation, and other materials as we considered advisable or relevant. We have also examined such statutes, corporate and public records and other documents including certificates or statements of public officials, and considered such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. For the purposes of the opinions set forth below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity at all relevant times of any natural person signing any such document.

We are solicitors qualified to carry on the practice of law in the Province of Ontario only. We express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein as such laws exist on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that when issued in accordance with the terms and conditions of the Plan, as amended by the Amendment, the terms and conditions of any governing subscription agreement and pursuant to the Registration Statement, the additional 500,000 common shares of the Corporation authorized for issuance pursuant to the Plan as a result of the Amendment will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of the opinion as an exhibit to the Registration Statement.

Yours truly,

/s/ Goodman and Carr LLP
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    Goodman and Carr LLP